SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CNL HOTELS & RESORTS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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CNL HOTELS & RESORTS, INC.
CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

July 1, 2005

To Our Stockholders:

You are cordially invited to attend the 2005 Annual Meeting of Stockholders of CNL Hotels & Resorts, Inc. to be held on August 26, 2005, at 9:30 a.m., Eastern time, at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida (such meeting, and any adjournment or postponement thereof, the “Annual Meeting”). Our directors and officers look forward to greeting you personally. Enclosed for your review are the notice setting forth the business to come before the Annual Meeting, proxy statement and proxy card. Our 2004 Annual Report was previously sent to you under separate cover.

We experienced another year of significant growth during 2004. We acquired a portfolio of six destination resorts for $2.6 billion, featuring such notable properties as Grand Wailea Resort Hotel & Spa, La Quinta Resort & Club, the Arizona Biltmore Resort & Spa and the Doral Golf Resort & Spa, adding more than 3,200 rooms in the luxury and upper upscale industry segments. With this acquisition we became the second largest hotel real estate investment trust (REIT) in the United States. The revenue per available room (RevPAR) for our 105 adjusted comparable properties grew 10.3% in 2004, exceeding the RevPAR growth rate of 7.8% for the U.S. lodging  industry as a whole. We increased our total assets to approximately $6.3 billion and strengthened our position as a leading owner of distinctive properties in key destination markets operating under independent brands and corporate brands such as Marriott, Hilton and Hyatt.

In early 2004 we raised approximately $615 million in stock offering proceeds in completing our fifth best-efforts public stock offering. The majority of these proceeds were invested in our acquisition of the six destination resorts. In 2004, our balance sheet and our capital markets relationships enabled us to obtain $1.1 billion in bridge financing to acquire the six destination resorts and $1.9 billion in long-term debt, in part to pay off the aforementioned bridge financing.

We have laid a strong foundation over the last few years through strategic investing in a challenging lodging sector. We are encouraged by our operating results in early 2005 and by lodging industry analysts’ expectations for the U.S. lodging fundamentals which anticipate strong operating results and continued improvement in lodging fundamentals including RevPAR growth. With these positive industry trends and our continued efforts of aggressive portfolio management, income-generating renovations or expansions, and productive recycling of capital through the disposition of non-strategic assets, we believe we will be well positioned to make significant progress towards our strategic objectives. We are committed to building enduring value for our stockholders.

In this proxy statement, our Board of Directors is requesting that you consider the re-election of nine directors. Our Board recommends that you vote “FOR ALL” to elect each of the nominated directors.

Your vote is very important. Regardless of the number of our common shares that you own, it is very important that your shares be represented at our Annual Meeting. You may authorize your proxy via the Internet, by telephone or by mailing the proxy card. Authorizing your proxy over the Internet, by telephone, or by written proxy will ensure your representation at the Annual Meeting if you choose not to attend in person. Please complete the proxy card today, even if you plan to attend the Annual Meeting. If you attend the Annual Meeting in person, you may, if you wish, withdraw your proxy and vote in person. Thank you for your attention to this matter.

Sincerely,

/s/ James M. Seneff, Jr.	/s/ Thomas J. Hutchison III

James M. Seneff, Jr. Chairman of the Board	Thomas J. Hutchison III Cheif Executive Officer

Questions and requests for assistance in voting your shares of our common shares may be directed to Georgeson Shareholder, which is assisting us with the solicitation of proxies, toll free at 1-800-279-6913.

CNL HOTELS & RESORTS, INC.
CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Notice of Annual Meeting of Stockholders and Proxy Statement

Annual Meeting to be Held on August 26, 2005

To Our Stockholders:

Notice is hereby given that the 2005 Annual Meeting of Stockholders of CNL Hotels & Resorts, Inc., a Maryland corporation, will be held at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801on August 26, 2005, at 9:30 a.m., Eastern time (such meeting, and any adjournment or postponement thereof, the “Annual Meeting”), for the following purposes:

1. To elect our nine director nominees to hold office until the 2006 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of record of our common shares at the close of business on June 16, 2005 will be entitled to receive notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. All stockholders, whether or not they plan to attend the Annual Meeting, are requested to complete, date and sign the enclosed proxy card and return it promptly in the envelope provided. You may also grant your proxy by telephone or via the Internet by following the instructions on the proxy card. It is important that your shares be voted. By returning your proxy promptly, you can help us avoid additional expenses by helping to ensure that a quorum is met so the Annual Meeting can be held. If you decide to attend the Annual Meeting, you may revoke your proxy and vote your common shares in person.

By Order of the Board of Directors,

/s/ C. Brian Strickland
C. Brian Strickland
Corporate Secretary
July 1, 2005

Orlando, Florida

TABLE OF CONTENTS

CNL HOTELS & RESORTS, INC.

CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801
(866) 312-2490

________________
PROXY STATEMENT

________________

GENERAL INFORMATION

This proxy statement is furnished by our board of directors (“Board”) in connection with the solicitation by our Board of proxies to be voted at the 2005 Annual Meeting of Stockholders to be held at 9:30 a.m., Eastern time, on August 26, 2005, at our offices located at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, and at any adjournment or postponement thereof (such meeting, and any adjournment or postponement thereof, the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting. Only holders of record of our common shares at the close of business on June 16, 2005 (the “Record Date”) will be entitled to receive notice of, and to vote at, the Annual Meeting. This proxy statement and the proxy card are first being mailed on or about July 8, 2005, to stockholders of record as of the Record Date. The 2004 Annual Report was previously mailed out to our stockholders.

As of the Record Date, 152,829,051 of our common shares were outstanding and entitled to vote. Each common share entitles the holder thereof to one vote on each of the matters to be voted upon at the Annual Meeting. As of the Record Date, our officers and directors had the power to vote, as determined by the rules of the Securities and Exchange Commission (the “SEC”), less than 1% of our outstanding shares of common stock.

Proxy and Voting Procedures

Any proxy, if received in time, properly signed and not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted “FOR”:

•	the election of each of the nine nominees to our Board to hold office until the 2006 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified; and

•	any other matters that properly may be presented at the Annual Meeting.

Proxies

Any stockholder giving a proxy has the power to revoke it at any time before votes at the Annual Meeting are tabulated. A proxy may be revoked with respect to any proposal at any time before votes at the Annual Meeting are tabulated for that proposal by (1) delivery of a written statement to our Corporate Secretary stating that the proxy is revoked, (2) completing and executing a new proxy card that is dated later than the date of the prior proxy card and delivering it to our Corporate Secretary at or prior to the Annual Meeting, or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, in and of itself, constitute revocation of a proxy.

A proxy card is enclosed for your use. The proxy card contains instructions for responding either by telephone, by Internet or by mail. Votes cast in person or by proxy at the Annual Meeting will be tabulated and a determination will be made as to whether or not a quorum is present. We will treat “withhold” votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Such votes will have the effect of a vote against the particular director or directors as to whom the votes are withheld. If a broker or stockholder returns a properly executed proxy card, but does not vote and does not indicate “withhold”, the shares represented by such proxy card will be considered present for quorum purposes and such shares may be voted in the proxy holder’s discretion. The presence, in person or by proxy, of stockholders entitled to cast at least 50% of the votes entitled to be cast by all stockholders will constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting who will determine whether or not a quorum is present.

Solicitation Expenses

Solicitation of proxies will be primarily by mail. However, certain of our directors and officers and certain officers and directors of CNL Hospitality Corp., our advisor (“CHC”), CNL Capital Markets, Inc. and CNL Securities Corp., and other affiliates of us or CHC, also may solicit proxies by telephone, Internet, telegram or in person. We will pay all of the expenses incurred in connection with the solicitation of proxies, including preparing, assembling, printing and mailing of the materials used in the solicitation of proxies. We may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials, at our expense, to the beneficial owners of common shares held of record by such persons.

In addition, we have engaged Georgeson Shareholder, a professional proxy solicitation firm, to aid in the solicitation of proxies at a base fee of $35,000 plus an additional fee of $0.95 per minute when speaking with stockholders via telephone. We have agreed to indemnify such proxy solicitation firm against certain liabilities that it may incur arising out of the services it provides in connection with the Annual Meeting.

Where to Obtain More Information

The mailing address of our principal executive offices is CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801. A notice of revocation of a proxy should be sent to the attention of our Corporate Secretary at this address.

We make available free of charge on or through our Internet web site at http://www.cnlhotels.com (by accessing the “Investor Relations” link and then the “SEC Filings” link) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, as applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

We will furnish, without charge, a copy of our Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004, as filed with the SEC, without the accompanying exhibits, to our stockholders upon written request sent to our Corporate Secretary, C. Brian Strickland, at the address of our principal executive offices set forth above. Each such request must set forth a good faith representation that as of the Record Date, the person making the request was the beneficial owner of our common shares.

Annual Report

A copy of our Annual Report to Stockholders for the year ended December 31, 2004 was previously provided to our stockholders.

Electronic Delivery of Proxy Materials and Annual Report

If you are a stockholder of record, you can elect to receive next year's proxy statement and Annual Report electronically by registering on-line at http://proxy.georgeson.com. If you choose to register online, then next year when the proxy materials are available, you will receive an e-mail with instructions which will enable you to review these materials via the Internet rather than by mail. By opting to receive your proxy materials on-line, you will save us the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. You may incur certain charges by viewing these materials via the Internet, such as telephone charges.

Important Note

No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such representation must not be relied upon as having been authorized by us, CHC or any other person or entity. This proxy statement provides you with detailed information about the proposal to be considered and voted upon at the Annual Meeting. The information in this proxy statement is current as of the date of this proxy statement. We encourage you to read the proxy statement carefully and in its entirety.

The date of this proxy statement is July 1, 2005.

PROPOSAL I:

ELECTION OF DIRECTORS

Nominees for Election to our Board of Directors

Our Board currently consists of nine members, a majority of whom are independent directors. Pursuant to our Articles of Amendment and Restatement, as amended to date (the “Articles”), each of our directors is elected annually by our stockholders to serve until the next annual meeting or until his or her successor is duly elected and qualified. Our executive officers all serve at the pleasure of our Board.

Our Nominating and Corporate Governance Committee has recommended to our Board, and our Board has selected, each of the individuals listed in the table below as nominees for election to our Board at the 2005 Annual Meeting of Stockholders to serve until the 2006 Annual Meeting of Stockholders or until his or her successor shall have been duly elected and qualified.

The following table sets forth each nominee’s name, age and position with us.

Name	Age	Position

James M. Seneff, Jr.	58	Director and Chairman of the Board
Robert A. Bourne	58	Director and Vice Chairman of the Board
Thomas J. Hutchison III	63	Chief Executive Officer and Director
John A. Griswold	56	President, Chief Operating Officer and Director
J. Douglas Holladay	58	Independent Director
Jack F. Kemp	69	Independent Director
Craig M. McAllaster	53	Independent Director
Dianna F. Morgan	53	Independent Director
Robert E. Parsons, Jr.	49	Independent Director

Our directors that own shares of our common stock have advised us that they intend to vote their shares of common stock for the election of each of the foregoing nominees. Our Board unanimously recommends a vote “FOR ALL” to elect each of the foregoing nominees to our Board. Proxies will be voted “FOR ALL” to elect the foregoing nominees unless authority is withheld.

In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy will vote “FOR” the election of such other person in the place of such nominee(s) for director as the Nominating and Corporate Governance Committee of the Board may recommend. Provided a quorum is present, the affirmative vote of a majority of our common shares present in person or represented by proxy and entitled to vote is required for the election of directors.

Set forth below is a brief description of each nominee’s principal occupation or employment during at least the past five years, and directorships in other public corporations.

James M. Seneff, Jr. has served as one of our directors since our inception in June 1996 and as the Chairman of our Board of Directors since June 1997. Mr. Seneff served as our Chief Executive Officer from June 1997 through February 2003, and he served as Co-Chief Executive Officer from February 2003 to May 2003. Mr. Seneff has served as chairman of the board of directors of CHC since its inception in January 1997 and served as co-chief executive officer of CHC from its inception in January 1997 until April 2005. Mr. Seneff is a principal stockholder of CNL Holdings, Inc., the parent company of CNL Financial Group, Inc. (“CFG” or “CNL”), a diversified real estate company, and has served as a director, chairman of the board and chief executive officer of CFG and its subsidiaries since CFG’s formation in 1973. CFG is the parent company, either directly or indirectly through subsidiaries, of (1) CNL Real Estate Group, Inc. (“CREG”), which is the parent company of the various CNL advisors to unlisted real estate investments trusts (“REITs”), including CHC, CNL Retirement Corp. and CNL Income Corp.; (2) CNL Capital Markets, Inc. and its subsidiary, CNL Securities Corp., a registered broker-dealer that has served as managing dealer for various CNL-affiliated public and private offerings, including, our five previous public offerings, and (3) CNL Fund Advisors, Inc. and CNL Institutional Advisors, Inc., registered investment advisors. CFG and the entities it has established have grown to more than $16.8 billion in assets - $15.3 billion owned through companies either established or acquired by CNL and $1.5 billion in assets it manages for third-party investors - representing interests in more than 2,900 properties across North America. Mr. Seneff also serves as a director and chairman of the board of directors of CNL Retirement Properties, Inc., a public, unlisted REIT, as well as CNL Retirement Corp., its advisor. Mr. Seneff serves as a director and chairman of the board of CNL Income Properties, Inc., a public, unlisted REIT, and CNL Income Corp., its advisor. Mr. Seneff served as a director from 1994 and chairman of the board from 1996 until June 2005 of Commercial Net Lease Realty, Inc., a public REIT that is listed on the New York Stock Exchange (“NYSE”), as well as serving as its chief executive officer from 1994 through February 2004. In addition, he served as a director and chairman of the board from inception in 1994 through February 25, 2005, as chief executive officer from 1994 through August 1999 and co-chief executive officer from December 2000 through September 2003 of CNL Restaurant Properties, Inc., (formerly CNL American Properties Fund, Inc.). CNL Restaurant Properties, Inc. was a public, unlisted REIT until February 25, 2005, when it merged with U.S. Restaurant Properties, Inc. Mr. Seneff serves as chairman of the board of Trustreet Properties, Inc., the successor of the merger between CNL Restaurant Properties, Inc. and U.S. Restaurant Properties, Inc. Trustreet Properties, Inc. is a REIT listed on the NYSE. Mr. Seneff has also served as a director and chairman of the board of CNL Securities Corp. since 1979 and CNL Institutional Advisors, a registered investment advisor for pension plans, since 1990. Mr. Seneff formerly served as a director of First Union National Bank of Florida, N.A., and currently serves as the chairman of the board of CNLBank. Mr. Seneff served on the Florida State Commission on Ethics and is a former member and past chairman of the State of Florida Investment Advisory Council, which recommends to the Florida Board of Administration investments for various Florida employee retirement funds. The Florida Board of Administration is Florida's principal investment advisory and money management agency and oversees the investment of retirement funds. Mr. Seneff received his degree in Business Administration from Florida State University in 1968.

Robert A. Bourne has served as one of our directors since our inception in 1996, with the exception of the period from February 2003 through June 2003 and as Vice Chairman of our Board since May 1999, with the exception of the period from February 2003 through July 2004. Mr. Bourne served as our Treasurer from June 2001 until July 2004. Mr. Bourne also serves as a director, vice chairman of the board of directors and as treasurer of CHC and as a director of CNL Hotel Investors, Inc., a REIT wholly-owned by us, since February 1999, and as treasurer since June 2001. Mr. Bourne served as President of our Company and of CHC from 1997 to June 2002 and served as president of CNL Hotel Investors, Inc. from 1999 to July 2002. Mr. Bourne is also the president and treasurer of CFG and a director, vice chairman of the board of directors and treasurer of CNL Retirement Properties, Inc., a public, unlisted REIT, as well as a director, vice chairman of the board of directors and treasurer of CNL Retirement Corp. Mr. Bourne served as president of CNL Retirement Properties, Inc. and CNL Retirement Corp. from 1998 and 1997, respectively, to June 2002. Mr. Bourne also serves as a director of CNLBank. Mr. Bourne serves as a director, vice chairman of the board and treasurer of CNL Income Properties, Inc., a public, unlisted REIT, and CNL Income Corp., its advisor. He served as a director and vice chairman of the board of Commercial Net Lease Realty, Inc., a public REIT listed on the NYSE, until June 2005. Mr. Bourne served as a director from inception in 1994 through February 25, 2005, president from 1994 through February 1999, treasurer from February 1999 through August 1999, and vice chairman of the board from February 1999 through February 25, 2005, of CNL Restaurant Properties, Inc. (formerly CNL American Properties Fund, Inc.). Mr. Bourne serves as a director of Trustreet Properties, Inc. Mr. Bourne also serves as a director, chief executive officer and treasurer for various affiliates of CNL Financial Group, Inc., including CNL Capital Markets, Inc., CNL Securities Corp. and CNL Institutional Advisors, Inc., a registered investment advisor for pension plans. Mr. Bourne served as president of CNL Securities Corp. from 1981 through April 2005. CFG and the entities it has established or acquired have grown to more than $16.8 billion in assets - $15.3 billion owned through companies either established or acquired by CNL and $1.5 billion in assets it manages for third-party investors - representing interests in more than 2,900 properties across North America. Mr. Bourne began his career as a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, where he attained the position of tax manager in 1975. Mr. Bourne graduated from Florida State University in 1970 where he received a B.A. in Accounting, with honors.

Thomas J. Hutchison III served as our Co-Chief Executive Officer from February 2003 to May 2003 and has served as our Chief Executive Officer since May 2003. He has also served as one of our directors since July 2004. Mr. Hutchison served as co-chief executive officer of CHC from February 2003 through April 2005 and has served as its chief executive officer since April 2005. He has been a director of CHC since August 2000. From June 2002 through March 2003, Mr. Hutchison served as our President and president of CHC. From May 2000 to June 2002, Mr. Hutchison served as our executive vice president and executive vice president of CHC, and from May 2000 to July 2002, he served as executive vice president and from July 2002 to September 2004 as president and as chief executive officer since June, 2004 of CNL Hotel Investors, Inc. In addition, Mr. Hutchison has served as president and chief operating officer of CREG, the parent company of CNL Retirement Corp. and the parent company of CHC, since January 1, 2000. He also served as the president and chief operating officer of CNL Realty & Development Corp. Mr. Hutchison also has served as president since June 2002 and chief executive officer since August 2003 of CNL Retirement Properties, Inc. and as president and chief executive officer of CNL Retirement Corp., its advisor, since August 2003. He currently serves as a director of CNL Retirement Corp. Mr. Hutchison also serves as chief executive officer of CNL Income Properties, Inc., a public, unlisted REIT. In addition, Mr. Hutchison serves as chief executive officer and a director of CNL Income Corp., the advisor to CNL Income Properties, Inc. From 2000 to June 2002, Mr. Hutchison served as executive vice president of CNL Retirement Properties, Inc. and CNL Retirement Corp. Mr. Hutchison joined CFG in January 2000 with more than 30 years of senior management and consulting experience in the real estate development and services industries. Prior to joining CNL, Mr. Hutchison was president and owner of numerous real estate services and development companies. From 1990 to 2000, he was chairman and chief executive officer of Atlantic Realty Services, Inc. and TJH Development Corporation. Since 1990, he has fulfilled a number of long-term consulting assignments for large corporations, including managing a number of large international joint ventures. From 1990 to 1991, Mr. Hutchison was the court-appointed president and chief executive officer of General Development Corporation, a real estate community development company. From 1986 to 1990, he was the chairman and chief executive officer of a number of real estate-related companies engaged in the master planning and land acquisition of forty residential, industrial and office development projects. From 1978 to 1986, Mr. Hutchison was the president and chief executive officer of Murdock Development Corporation and Murdock Investment Corporation, as well as Murdock’s nine service divisions. In this capacity, he managed an average of $350 million of new development per year for over nine years. Additionally, he expanded the commercial real estate activities to a national basis, and established both a new extended care division and a hotel division that grew to 14 properties. Mr. Hutchison serves on the board of directors of the Boys and Girls Club of Centeral Florida, ING DIRECT USA, as well the board of trustees for Trinity Forum. Mr. Hutchison attended Purdue University and the University of Maryland Business School.

John A. Griswold has served as our President since March 2003, as our Chief Operating Officer since October 2003 and as one of our directors since July 2004. The functions of Acquisitions and Business Development, Portfolio and Asset Management, Planning, Design, Construction, and the Office of General Counsel report to Mr. Griswold. Mr. Griswold also has served as a director and president of CHC since March 2003 and has been CHC’s chief operating officer since October 2003, and has over 30 years of experience in the hospitality industry. From January 1999 to February 2003, Mr. Griswold served as one of our independent directors. From 1985 to March 2003, Mr. Griswold served as a senior executive, including as president from 1999 to March 2003, of Tishman Hotel Corporation, an operating unit of Tishman Realty & Construction Co., Inc., founded in 1898. Tishman Hotel Corporation is one of the nation’s largest developers, owners and operators of upscale full service hotels and resorts. The Tishman Corporation provided such services for more than 85 hotels totaling more than 30,000 rooms. Tishman’s major developments included the Walt Disney World Swan and Dolphin resorts in Orlando, the Sheraton Chicago Hotel and Towers, the Westin Rio Mar Beach Resort in Puerto Rico and the Westin New York at Times Square. From 1981 to 1985, Mr. Griswold served as general manager of the Buena Vista Palace Hotel in The Walt Disney World Resort. From 1978 to 1981, he served as vice president and general manager of the Homestead Resort, a luxury condominium resort in Glen Arbor, Michigan. In addition, Mr. Griswold served as an operations manager for The Walt Disney Company from 1971 to 1978. He was responsible for operational, financial and future planning for multi-unit dining facilities in Walt Disney World and Lake Buena Vista Country Club. He is a member of the board of directors of the Florida Hotel & Lodging Association, chairman of Orlando/Orange County Convention & Visitors Bureau, Inc. and chairman of the First Orlando Foundation. Mr. Griswold received a B.S. from the School of Hotel Administration at Cornell University in June 1971.

James Douglas Holladay has served as one of our independent directors since July 2004. Mr. Holladay has served as general partner of two firms: Thornton Group, LLC from 1996 to 2002, which invests in start-up business ventures and advises public and private companies, and since 1998, he has also served as general partner of Park Avenue Equity Partners, LP, a private equity fund that makes investments in operating companies. Mr. Holladay is a director of Sunrise Senior Living, Inc., a provider of senior living services in the United States, Canada, the United Kingdom and Germany. Mr. Holladay was a senior officer with Goldman, Sachs & Co., an international investment banking firm, until 1995. He also previously held senior positions of responsibility in both the White House and Department of State. Mr. Holladay has served as an advisor and board member to numerous organizations, both private and public, including Morehouse College, Harvard University, Heidrick & Struggles, an executive search firm, Hughes Supply, a wholesale distributor, and United Way International. Mr. Holladay received a B.A. in 1969 from the University of North Carolina and an M.A. in 1978 from Princeton Theological Seminary and an M. Litt. in 1981 from Oxford University.

Jack F. Kemp has served as one of our independent directors since July 2004. Currently, Mr. Kemp is the founder and chairman of Kemp Partners. In 1993, Mr. Kemp co-founded Empower America, a public policy and advocacy organization, and has since served as co-director of the organization. In August 1996, he received the Republican Party’s nomination for vice president under presidential candidate Bob Dole. Prior to founding Empower America, Mr. Kemp served as Secretary of Housing and Urban Development from 1990 to 1993, and as a U.S. Representative for western New York from 1971 to 1989. Before his election to Congress, Mr. Kemp played 13 years as a professional football quarterback and co-founded the American Football League Players Association. He received a B.A. in 1957 from Occidental College. Mr. Kemp also currently serves as a director for Hawk Corporation, IDT Corporation, InPhonic, and Oracle Corporation.

Craig M. McAllaster, Ed.D. has served as one of our independent directors since 1999. Dr. McAllaster is dean of the Roy E. Crummer Graduate School of Business at Rollins College. He directed the Executive MBA program from 1994 through 2000, has been on the management faculty and served as Executive Director of the international consulting practicum programs at the Crummer School. Prior to Rollins College, Dr. McAllaster was on the faculty at the School of Industrial and Labor Relations and the Johnson Graduate School of Management, both at Cornell University and the University of Central Florida. Dr. McAllaster spent over ten years in the consumer services and electronics industry in management, organizational and executive development positions. He is a consultant to a variety of domestic and international companies in the areas of strategy and leadership. Dr. McAllaster received a B.S. from the University of Arizona in 1972, an M.S. from Alfred University in 1980 and an M.A. in 1985 and Doctorate in 1987, both from Columbia University.

Dianna F. Morgan has served as one of our independent directors since July 2004. Ms. Morgan had a 30-year career with Walt Disney World Company, most recently serving as senior vice president of public affairs from 1993 to 2001, where she was responsible for government, community and media relations, as well as the Disney Institute. She was appointed by Governor Jeb Bush to the University of Florida board of trustees where she currently serves as vice-chair, and previously served as a member of the Orange County Tourist Development Commission, the Florida Tourism Commission and Enterprise Florida. Ms. Morgan received a B.A. in 1995 from Rollins College.

Robert E. Parsons, Jr. has served as one of our independent directors since September 2003. Since July 2004, Mr. Parsons has served as executive vice president and chief financial officer of Exclusive Resorts, a Denver-based luxury residence club. Mr. Parsons is also the managing director of Wasatch Investments, which provides advisory and consulting services to the real estate and lodging industries. Prior to Wasatch Investments, Mr. Parsons spent 22 years at Host Marriott Corporation, a REIT that owns full service hotel properties, where from 1995 to 2003, he served as executive vice president and chief financial officer. He also previously served as chairman of the Hotel Development Council of the Urban Land Institute. Mr. Parsons also serves as a director of TenFold Corporation. Mr. Parsons received a B.A. in 1979 and an M.B.A. in 1981 from Brigham Young University

Election of directors under this proposal requires the affirmative vote of a majority of the votes cast on the matter by holders of our outstanding common shares at the Annual Meeting, provided a quorum is present.

Our Board has determined it to be advisable and in the best interests of us and our stockholders to elect the nominees for director named in this proposal. Our Board unanimously recommends that you vote “FOR” the nominees for director named in this proposal.

Executive Officers

Our Executive Officers are as follows:

Name	Age	Position
Thomas J. Hutchison III	63	Chief Executive Officer
John A. Griswold	56	President and Chief Operating Officer
C. Brian Strickland	42	Executive Vice President, Chief Financial Officer, Corporate Secretary and Treasurer
Barry A.N. Bloom	41	Senior Vice President of Portfolio Management and Administration
Mark E. Patten	41	Senior Vice President and Chief Accounting Officer
Marcel Verbaas	35	Senior Vice President and Chief Investment Officer

C. Brian Strickland has served as our Senior Vice President of Finance and Administration from 1998 through 2002, as our Executive Vice President since 2002 and as our Chief Financial Officer since January 2004. Mr. Strickland has also served as our Corporate Secretary since April 2004 and Treasurer since February 2005. Mr. Strickland has served as executive vice president of CHC since July 2002 and chief financial officer of CHC since October 2004. Mr. Strickland also serves as executive vice president for CNL Hotel Development Company and CNL Hotel Investors, Inc. Mr. Strickland is responsible for all aspects of corporate finance and capital market initiatives, as well as accounting, financial reporting and forecasting. Since joining CHC in 1998, Mr. Strickland has overseen the acquisition financing of over $6.0 billion in hotels and resorts and has directed the implementation of our accounting, financial reporting and cash management processes and procedures. From 1989 to 1997, Mr. Strickland served as director of tax for Wyndham Hotels and Resorts, where he was integrally involved in structuring acquisitive transactions including the consolidation and initial public offering of Wyndham Hotels Corp. in 1996 and its subsequent merger with Patriot American Hospitality, Inc. Prior to 1989, Mr. Strickland was senior tax accountant for Trammell Crow Company, where he provided consulting services to regional development offices. From 1986 to 1988, Mr. Strickland was a tax consultant with Ernst & Whinney, where he was a member of the real estate practice group. Mr. Strickland is a certified public accountant and received a B.A. in Accounting from Texas Tech University in 1985.

Barry A.N. Bloom has served as our Senior Vice President of Portfolio Management and Administration since May 2003. Mr. Bloom also has served as senior vice president of CHC since May 2003. Mr. Bloom is responsible for the oversight of select hotel assets, as well as directing efforts in management and franchise agreement administration, market planning and feasibility, real estate ownership issues, hotel technology and integrating acquisitions into our existing portfolio management systems. Immediately prior to joining CHC, Mr. Bloom served as vice president — investment management for Hyatt Development Corporation for three years. At Hyatt, he was responsible for providing ownership discipline and oversight for over 50 hotels and provided direction and decision making for capital expenditures and real estate issues. Prior to serving as vice president of Hyatt, Mr. Bloom was a first vice president at Tishman Hotel Corporation, where he spent over 10 years in a variety of capacities including investment banking, asset management and property management. Prior to joining Tishman, he worked for VMS Realty Partners and Pannell Kerr Forster. Mr. Bloom received an MBA from the Johnson School at Cornell University in 2001 and a B.S. from the School of Hotel Administration at Cornell University in 1986.

Mark E. Patten has served as the senior vice president and chief accounting officer of CHC since February 2004 and has served as our Senior Vice President and Chief Accounting Officer since April 2004. Mr. Patten is primarily responsible for our financial accounting and reporting areas, SEC compliance, and our internal audit function. In this capacity, Mr. Patten works closely with our Audit Committee and our Chief Financial Officer in, among other things, establishing and maintaining efficient and effective disclosure controls and compliance with SEC rules and regulations. Mr. Patten brings 19 years of experience in the areas of accounting, SEC reporting and corporate finance. Prior to his employment with us, Mr. Patten served for less than one year as the chief financial officer of SRK Management Company, served two years with Danka Office Imaging Systems, a publicly-traded provider of office imaging equipment and services as vice president of finance, two years as chief financial officer of World Commerce Online, a publicly-traded software development firm, and nearly two years as chief accounting officer and assistant corporate secretary for Vistana Inc., a publicly-traded developer and operator of timeshare resorts. During Mr. Patten’s tenure as chief financial officer of World Commerce Online, World Commerce Online filed a petition pursuant to Chapter 11 of the federal bankruptcy laws. In addition, Mr. Patten spent 13 years with KPMG, including two years in KPMG’s Department of Professional Practice in New York and was elected into the partnership of KPMG in 1997. Mr. Patten received a B.A. in accounting from the University of Florida in 1986 and received his certification as a public accountant in 1988.

Marcel Verbaas has served as our Senior Vice President and Chief Investment Officer since January 2005. Mr. Verbaas also served as chief investment officer of CNL Retirement Corp. from July 2003 to December 2004 and senior vice president of CNL Retirement Corp., the advisor to CNL Retirement Properties, Inc., from September 2003 to December 2004. Mr. Verbaas previously served as senior vice president of structured investments for CHC from August 2000 through July 2003. Prior to joining CNL, he served as director of corporate finance for Stormont Trice Development Corporation, a private hotel development company with substantial expertise in public-private ventures, from July 1998 to August 2000. His responsibilities included the negotiation of all debt and equity investments for development projects, as well as the analysis of development and acquisition opportunities. Mr. Verbaas acquired extensive real estate finance expertise through various originations and underwriting positions with GE Capital Corp. and Ocwen Financial Corp. During his tenure at Ocwen Financial Corp., he assisted in the formation of its affiliated REIT. While he originated, structured and underwrote transactions in all types of commercial real estate, Mr. Verbaas primarily focused on providing financing in the hospitality industry. A native of The Netherlands, Mr. Verbaas received a master’s degree in business economics from Erasmus University of Rotterdam, The Netherlands.

The backgrounds of Messrs. Hutchison and Griswold are described above under “ELECTION OF DIRECTORS - Nominees for Election to our Board of Directors.”

Board Independence

For the year ended December 31, 2004, each of Messrs. Holladay, Kemp, McAllaster and Parsons and Ms. Morgan served as our "independent directors," as that term is defined in our Articles. Although our shares are not listed on the NYSE, we applied the NYSE's standards of independence to our own outside directors and for the year ended December 31, 2004, each of Messrs. Holladay, Kemp, McAllaster and Parsons and Ms. Morgan met the definition of “independent” under Sections 303.01(B)(2)(a) and (3) of the NYSE listing standards.

Board Meetings During Fiscal Year 2004

The Board met 15 times (including regularly scheduled and special meetings) during the year ended December 31, 2004, and the average attendance by directors at Board meetings was 98%. Each member of our Board as it was constituted during 2004 attended at least 75% of the total meetings of our Board and of any committee on which he or she served except for Charles Adams and Lawrence Dustin (who were Board members that served prior to our 2004 Annual Meeting of Stockholders), who each attended two of the three meetings of the Nominating and Corporate Governance Committee, or approximately 67%. Charles Adams also attended 72% of the Special Committee meetings during the period of time that he served on such committee. It is our policy that directors should make every effort to attend the annual meeting of stockholders. All directors attended last year’s annual meeting.

Communications with Directors

Stockholders who wish to communicate with a member or members of our Board may do so by addressing their correspondence to the Board member or members, c/o Corporate Secretary, CNL Hotels & Resorts, Inc., CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida, 32801. Our Corporate Secretary will forward correspondence to the appropriate person or persons for response.

Audit Committee and Audit Committee Financial Expert

We have a standing Audit Committee, the members of which are selected by our Board each year. The Audit Committee operates under a written charter adopted by our Board, a copy of which was attached as Appendix F to the Company’s definitive proxy statement filed with the SEC on June 21, 2004. The members of our Audit Committee are Robert E. Parsons, Jr., Craig M. McAllaster, and Dianna F. Morgan, all of whom qualify as “independent directors” under our Articles, the NYSE listing standards and applicable SEC rules. Mr. Parsons serves as Chairman of the Audit Committee, and our Board has determined that he is an “audit committee financial expert” as defined under the rules and regulations of the SEC for purposes of Section 407 of the Sarbanes-Oxley Act of 2002. We believe that each of our Audit Committee members is financially sophisticated and able to read and understand our financial statements. The Audit Committee met 16 times during the year ended December 31, 2004.

The Audit Committee helps to ensure the integrity of our financial statements and evaluates the qualifications and independence of our independent auditor and oversees the performance of our internal audit function. The Audit Committee’s functions are to select, assist and meet with the independent auditor, oversee each annual audit and quarterly reviews, ensure that we establish and maintain our internal audit controls and approve the report that federal securities laws require be included in our annual proxy statement. In performing these functions, our Audit Committee meets periodically with our independent auditors, management and internal auditors (including private sessions) to review the results of their work. During the year ended December 31, 2004, our Audit Committee met nine times (including telephonic meetings) with our independent auditors, internal auditors and management to discuss the annual and quarterly financial reports prior to filing them with the SEC. In addition, our Audit Committee has established procedures for handling any complaints we receive regarding accounting, internal accounting controls, or auditing matters, as well as any confidential, anonymous submissions by any of our employees regarding concerns about questionable accounting or auditing matters. We will provide appropriate funding, as determined by our Audit Committee, to our independent accountants, internal auditors, any advisors the Audit Committee employs and for other expenses of the Audit Committee.

Audit Committee Report

Review and Discussions with Management. Our Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2004, with our management. Our Audit Committee also discussed with our senior management the process for certifications by our Chief Executive Officer and Chief Financial Officer which is required by the SEC and the Sarbanes-Oxley Act of 2002 for certain of our filings with the SEC.

Review and Discussions with Independent Registered Certified Public Accounting Firm. Our Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," which includes, among other items, matters related to the conduct of the audit of our financial statements. In addition, our Audit Committee has reviewed the selection, application and disclosure of our critical accounting policies. Our Audit Committee has also received written disclosures and a letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant's independence from us and our related entities) and has discussed with PricewaterhouseCoopers LLP their independence from us.

Conclusion. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that our company’s audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, for filing with the SEC.

Audit Committee
Robert E. Parsons, Jr.
Craig M. McAllaster
Dianna F. Morgan

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended (the “Securities Act”) or the “Exchange Act”, except to the extent that we incorporate it by specific reference.

Other Board Committees

In addition to the Audit Committee, our Board has a Compensation Committee, a Nominating and Corporate Governance Committee, a Special Committee and a Special Litigation Committee. We believe that the current and planned composition of these committees meet the criteria for independence under, and the functioning of these committees will comply with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the NYSE and SEC rules and regulations. Our Board has from time to time appointed certain other committees to facilitate our management.

Compensation Committee

Our Compensation Committee currently consists of Jack F. Kemp, Dianna F. Morgan and Robert E. Parsons, Jr., all of whom qualify as “outside directors.” Under the Internal Revenue Code of 1986, as amended, an “outside director” is a director who (i) is neither a current employee of our company, nor a former employee receiving compensation during the taxable year for prior services (other than under a tax-qualified retirement plan), (ii) was never an officer of our company, and (iii) does not receive remuneration, either directly or indirectly (within the meaning of Treasury regulations § 1.162-27(e)(3)(ii)), from our company in any capacity other than as a director. Ms. Morgan serves as chairman of the Compensation Committee. The Compensation Committee reviews and approves the compensation and benefits of our officers and administers and makes recommendations to our Board regarding our compensation and incentive plan. Our Compensation Committee met nine times during the fiscal year ended December 31, 2004.

Compensation Committee Interlocks and Insider Participation

There were no Compensation Committee interlocks or insider (employee) participation during 2004.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of J. Douglas Holladay, Jack F. Kemp and Craig M. McAllaster. All members of our Nominating and Corporate Governance Committee qualify as “independent directors” under the NYSE listing standards. Dr. McAllaster serves as chairman of our Nominating and Corporate Governance Committee. The function of our Nominating and Corporate Governance Committee is to monitor, oversee and update, as appropriate, our corporate governance principles, code of conduct and our policies with respect to conflicts of interest. This committee also monitors our compliance with corporate governance requirements of state and federal law, establishes criteria for prospective members of our Board, conducts candidate searches and interviews, oversees and evaluates our Board and management, evaluates from time to time the appropriate size and composition of our Board and recommends, as appropriate, increases, decreases and changes in the composition of our Board and formally proposes the slate of directors to be elected at each annual meeting of our stockholders. Our Nominating and Corporate Governance Committee does not have any minimum qualifications with respect to Board nominees, however, our Nominating and Corporate Governance Committee considers many factors with regard to each candidate, including skills, knowledge, perspective, broad business judgment and leadership, relevant lodging industry-specific knowledge, business creativity and vision, experience with businesses and other organizations of comparable size, age and diversity, the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to our Board and any committee thereof, and the candidate’s willingness to devote substantial time and effort to Board responsibilities. Our Nominating and Corporate Governance Committee met three times during the fiscal year ended December 31, 2004.

The Nominating and Corporate Governance Committee will consider timely written suggestions from stockholders. Stockholders wishing to suggest a candidate for director nomination for the 2006 Annual Meeting of Stockholders should mail their suggestions to CNL Hotels & Resorts, Inc., CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, Attn: Corporate Secretary. Suggestions must be received by our Corporate Secretary no later than March 31 of each year. The manner in which director nominee candidates suggested in accordance with this policy are evaluated will not differ from the manner in which candidates recommended by other sources are evaluated.

The Nominating and Corporate Governance Committee charter is posted on our website at http://www.cnlhotels.com and can be accessed by navigating to the “Investor Relations” link and then the “Corporate Governance” link. Information on our website is not incorporated by reference into this proxy statement and will not be deemed a part of this proxy statement.

Special Committee

In 2004, our Board formed a special committee consisting of three of our independent directors (the “Special Committee”) to analyze, consider and negotiate the terms of our proposed merger with CHC (for additional information related to a possible merger with CHC, see “Certain Relationships and Related Transactions -- Present Terms of Existing Merger Agreement”) and to make a recommendation to our entire Board as to whether or not to pursue a merger with CHC and, if so, on what terms and conditions. Our Special Committee currently consists of Robert E. Parsons, Jr., Jack F. Kemp and Craig M. McAllaster. Mr. Parsons serves as chairman of our Special Committee, which met 22 times during the fiscal year ended December 31, 2004.

Special Litigation Committee

On December 1, 2004, our Board formed a special litigation committee comprised of three of our independent directors (the “Special Litigation Committee”). The Special Litigation Committee monitors certain aspects of the class action lawsuit, filed against us by a shareholder in the United States District Court for the Middle District of Florida on August 16, 2004, and reviews and monitors the directors’ rights to indemnification associated with the class action lawsuit. Our Special Litigation Committee currently consists of J. Douglas Holladay, Jack F. Kemp and Dianna F. Morgan. None of these individuals were named as defendants in the class action lawsuit. The Special Litigation Committee met one time during 2004.

Compensation of Directors and Executive Officers

Compensation of Directors

Prior to July 2004, each independent director received $1,000 per Board meeting attended ($500 for each telephonic meeting in which the director participated). Beginning on July 1, 2004, each independent director was entitled to receive $10,000 quarterly in cash for serving on our Board, and a quarterly stock grant of shares having a value equal to $10,000 (based on an assumed price of $20 per share), and an attendance fee of $2,000 per meeting of our Board and $2,000 per meeting for any committee of the Board (except in the case of the Special Committee for which members receive $1,500 per meeting), whether attended in person or telephonically. Directors, who are employees of CHC, or any of its affiliates, will not receive compensation for their services as directors. During 2004, each independent director received initial stock grants under the terms of our long-term incentive plan, as follows:

•	All existing Directors who served prior to the 2004 Annual Meeting of Stockholders received a stock grant of 5,000 shares;
•	Members of the Special Committee formed in connection with our proposed merger with CHC received an additional stock grant of 2,500 shares; and
•	New Directors elected in July 2004 who did not provide services prior to the 2004 Annual Meeting of Stockholders received a stock grant of 2,500 shares.

Prior to July 1, 2004, the members of the Audit Committee were entitled to receive $1,000 (or $1,500, in the case of the Chairman of the Audit Committee) per Audit Committee Meeting attended in person or telephonically. In addition to the above compensation, the Chairman of the Audit Committee was entitled to receive

$1,500 per meeting attended with our independent accountants in person or telephonically and for each meeting with our independent accountants in which the Chairman participated as the representative of the Audit Committee.

Beginning on July 1, 2004, the Audit Committee Chairman is entitled to receive compensation of $3,750 in cash for serving as Chairman, the Chairman of our Compensation Committee is entitled to receive $2,500 and the Chairman of our Nominating and Corporate Governance Committee, as well as our other Board committee chairs (except as may be determined by our Board) are entitled to receive $1,250 in cash. In each case, this compensation will be earned on a quarterly basis.

Directors who are members of the Special Committee formed in connection with the proposed Merger with CHC are entitled to receive additional fees for services as members of that Special Committee. The members of the Special Committee received compensation as follows: Mr. Parsons, the committee chair, received a one-time payment of $90,000; Craig McAllaster (a current member of the Special Committee) and Charles Adams (a former member of the Special Committee), each received a one-time payment of $60,000; and each of the three receives $1,500 per meeting. Mr. Kemp (newly appointed to the Special Committee) will receive $30,000 for his current participation on the Special Committee and will also receive $1,500 per each Special Committee meeting that he attends.

Directors are also entitled to reimbursement for expenses incurred in fulfilling their duties as our directors and receive complimentary hotel rooms, food and beverages and related services at our hotels and resorts when on personal travel, including reimbursement for associated taxes. In February 2005, we implemented a deferred fee program which allows our independent directors to defer all or a portion of their compensation.

The following table summarizes the compensation that was paid to each independent director for the year ended December 31, 2004:

Independent Director	Cash Payments	Stock Grants *

Charles Adams**	$ 119,983	7,500
Lawrence Dustin**	25,583	5,000
J. Douglas Holladay***	33,916	3,000
Jack F. Kemp***	30,916	3,000
Craig M. McAllaster***	166,600	8,000
Robert E. Parsons, Jr.***	205,550	8,000
Dianna F. Morgan***	41,616	3,000

*	Shares of common stock.
**	Messrs. Adams and Dustin served as directors until the 2004 Annual Meeting of Stockholders and did not stand for re-election.
***	Each of our independent directors was entitled to receive 500 shares for their services during the fourth quarter of 2004, which had not been granted as of December 31, 2004.

Executive Officer Compensation

We did not pay any compensation to our officers and directors who also served as officers and directors of CHC or its affiliates. No annual or long-term compensation was paid by us to any officers for services rendered in any capacity to us during the years ended December 31, 2004, 2003 and 2002.

In addition, none of our officers received an annual salary or bonus from us during the years ended December 31, 2004, 2003 and 2002. Our officers were also employees and officers of CHC or its affiliates and received compensation from CFG and its affiliates in part for services provided to us. See “Certain Relationships and Related Transactions” for a description of the fees payable and expenses reimbursed to CHC and its affiliates.

If a merger with CHC were to occur, our officers would become our employees and would be compensated by us. It is also anticipated that if such a merger were to occur, our officers would receive restricted stock grants under the terms of our long-term incentive plan, which is administered and implemented by the Compensation Committee. For additional information related to the possible merger with CHC, see “Certain Relationships and Related Transactions -- Present Terms of Existing Merger Agreement -- Agreements with Certain of our Officers and Directors” for a discussion of the employment agreements that are effective upon consummation of a proposed merger with CHC.

Corporate Governance

Our Board has adopted policies and procedures that our Board believes are in our best interest and the best interest of our stockholders as well as compliant with the Sarbanes-Oxley Act of 2002 and the SEC’s rules and regulations. In particular:

•	The majority of our Board is independent of us and management, and all of the members of each of our committees are independent.
•	Our Board has adopted a charter for our Audit Committee. One member of our Audit Committee is an "audit committee financial expert," as defined under SEC rules.
•	Our Audit Committee hires, determines compensation of, and decides the scope of services performed by our independent auditors.
•
We have adopted a Code of Business Conduct that applies to all our directors and officers as well as all directors, officers and employees of our advisor, CHC. The Code of Business Conduct sets forth the basic principles to guide their day-to-day activities.

•
We have adopted a "Whistleblower" Policy that applies to us and all employees of CHC, our advisor, and establishes procedures for the anonymous submission of employee complaints or concerns regarding financial statement disclosures, accounting, internal accounting controls or auditing matters.

Our Code of Business Conduct is available on our website at www.cnlhotels.com by accessing the “Investor Relations” link and then the “Corporate Governance” link. Information on our website is not incorporated by reference into this proxy statement and will not be deemed a part of this proxy statement.

Class Action Litigation

On August 16, 2004, a shareholder filed a complaint in the United States District Court for the Middle District of Florida against, among others, us, CHC, certain affiliates of ours and CHC, and certain of our directors and officers, including James M. Seneff, Jr., Robert A. Bourne, Thomas J. Hutchison III, John A. Griswold, Craig M. McAllaster and Robert B. Parsons, Jr. The action asserts claims on behalf of two separate classes, those persons who purchased our shares during the class period pursuant to certain registration statements and those persons who received and were entitled to vote on the proxy statement dated May 7, 2004, as amended. The complaint alleges violations of Sections 11, 12(a)(2) and 15 of the Securities Act, and Section 14(a), including Rule 14a-9 thereunder, and Section 20(a) of the Exchange Act, based upon, among other things, allegations that (i) the defendants used improper accounting practices to materially inflate our earnings to support the payment of distributions and bolster our share price; (ii) conflicts of interest and self-dealing by the defendants resulted in excessive fees being paid to CHC, overpayment for certain properties which we acquired and the proposed merger between us and CHC, (iii) the proxy statement and certain registration statements and prospectuses contained materially false and misleading statements; and (iv) the individual defendants and CHC breached their fiduciary duties. The complaint seeks, among other things, certification of the two putative classes, unspecified monetary damages, rescissory damages, to nullify the various shareholder approvals obtained at our 2004 annual meeting, payment of reasonable attorneys’ fees and experts’ fees, and an injunction enjoining the proposed, but later postponed, underwritten offering and listing until the Court approves certain actions, including the nomination and election of new independent directors and retention of a new financial advisor.

In addition, on September 8, 2004, a second putative class action complaint was filed against us in the United States District Court for the Middle District of Florida containing allegations that are substantially similar to those contained in the class action lawsuit filed on August 16, 2004 described above. On November 10, 2004, the two complaints were consolidated. On December 21, 2004, the Court designated lead plaintiffs for each of the two putative classes. On December 23, 2004, the plaintiffs served a corrected, consolidated and amended complaint asserting substantially the same claims and allegations. On February 11, 2005 the defendants filed motions to dismiss the consolidated, amended complaint. On May 9, 2005, the Court dismissed all causes of action against our operating partnerships, CNL Hospitality Partners, L.P., and RFS Partnership, L.P., and against CHC, CFG, and other advisor related entities. The Court sustained the sufficiency of the pleading relating to the Sections 11, 12(a)(2), and 15 claims against us and the individual defendants, but instructed plaintiffs to re-plead to specifically identify in the particular registration statements the alleged misstatements or omissions attributable to each defendant. The Court deferred consideration of the Section 14 (a) and 20(a) claims in light of our April 8, 2005 disclosure relating to the possible amendment of the Agreement and Plan of Merger, dated as of April 29, 2004, as amended on June 17, 2004, by and among us, CHC, CNL Hospitality Properties Acquisition Corp., the stockholders of CHR’s advisor identified therein, and CFG (the “Existing Merger Agreement”). Finally, the Court dismissed the breach of fiduciary duty claims finding they were derivative and that the plaintiffs had neither made the required demand on us to assert the claims or properly pleaded the futility of making such demand. On May 31, 2005, plaintiffs filed a Consolidated First Amended Class Action Complaint, which eliminates one of the named co-plaintiffs and certain previously named defendants, including CNL Hospitality Partners, L.P., RFS Partnership, L.P., CFG, CNL Real Estate Group, Inc. and Five Arrows Reality Securities II, LLC, and adds CNL Securities Corp. as a defendant for alleged violations of Sections 12(a)(2) and 15 of the Securities Act and Section 14(a) of the Exchange Act. The Consolidated First Amended Class Action Complaint continues to assert claims pursuant to Sections 11, 12(a)(2) and 15 of the Securities Act and Section 14(a), including Rule 14a-9 hereunder, and Section 20(a) of the Exchange Act. The breach of fiduciary duty is expressly asserted as derivative. On June 15, 2005, the Court entered a scheduling order allowing defendants to file motions to dismiss the Consolidated First Amended Class Action Complaint by July 15, 2005, and directed a hearing on such motions on September 9, 2005. We believe the allegations of the Consolidated First Amended Class Action Complaint alleged by the plaintiffs in their individual capacities are without merit and we intend to move for dismissal of certain of such claims. We also intend to move for dismissal of all derivative claims on the grounds that plaintiffs have failed to make proper demand upon the Board for such claims or to properly allege demand futility. In the event that the claims are not dismissed in all respects, the case will likely proceed to the determination of class certification and thereafter potentially to a trial. We intend to vigorously defend the claims against us and no liability has been accrued.

SECURITY OWNERSHIP

The following table sets forth, as of May 31, 2005, the number and percentage of outstanding shares of common stock, par value $0.01 per share, beneficially owned by each director, by each of our executive officers, and by all executive officers and directors as a group, based upon information furnished to us by such directors and executive officers. We are not aware of any person or group that is the beneficial owner of more than five percent of our outstanding common stock. Unless otherwise listed, the address of each of the persons listed below is c/o CNL Hotels & Resorts, Inc., CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801.

NAME AND ADDRESS OF BENEFICIAL OWNER	TOTAL NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF CLASS
Barry A.N. Bloom	--	--
Robert A. Bourne	--	--
John A. Griswold	--	--
J. Douglas Holladay	3,000	(1)
Thomas J. Hutchison III	--	--
Jack F. Kemp	3,000	(1)
Craig M. McAllaster	8,000	(1)
Dianna F. Morgan	3,000	(1)
Robert E. Parsons, Jr.	8,000	(1)
James M. Seneff, Jr.	10,000	(2)(1)
C. Brian Strickland	--	--
Mark E. Patten	--	--
Marcel Verbaas	--	--
All Directors and Executive Officers as a group (13 persons)	35,000	(2)(1)

(1) Less than one percent of the total amount of our outstanding shares of common stock.

(2) Represents 10,000 shares held by CHC, of which Mr. Seneff is a director. Mr. Seneff and his spouse share beneficial ownership of CHC through their ownership of CFG, which they hold through ownership of its parent company, CNL Holdings, Inc. CHC is a majority owned subsidiary of CFG.

Equity Compensation Plan Information

The following shares have been authorized for issuance under our long-term incentive plan (share amounts in thousands):

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Number of securities issued	Weighted average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans
Long-term incentive plan approved by stockholders	1,788.0	2.5	n/a	1,785.5

Our long-term incentive plan provides that awards may be granted under the plan in the form of options to purchase shares of common stock, restricted common stock awards, stock appreciation rights, deferred shares, performance shares and performance units to our employees, directors and consultants or any of our affiliates’ employees, directors and consultants. A total of 1,788,000 shares were initially reserved for issuance as stock awards. No one participant may receive awards for more than 1.0 million shares of common stock in any one calendar year. The plan is administered by the Compensation Committee of our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

On July 30, 2004 the following individuals were elected as members of our Board of Directors and, due to the administrative oversight of the Company, did not properly file all applicable Form 3s within 10 days of their election. Reports were filed for each director promptly upon the discovery of this oversight, on the dates noted below:

Board Member	Filing Date
Jack F. Kemp	August 18, 2004
Dianna F. Morgan	August 18, 2004
Thomas J. Hutchison III	August 18, 2004
John A. Griswold	August 25, 2004
J. Douglas Holladay	August 25, 2004

On December 1, 2004, we granted restricted common stock to the following individuals who, due to the administrative oversight of the Company, did not properly file Form 4s by the end of the second business day following the grants. Reports were filed for each director promptly upon the discovery of this oversight, on the dates noted below:

Board Member	Filing Date
Jack F. Kemp	January 5, 2005
Dianna F. Morgan	January 5, 2005
J. Douglas Holladay	January 5, 2005
Craig M. McAllaster	January 12, 2005
Robert E. Parsons, Jr.	January 12, 2005

During the fiscal year ended December 31, 2004, we did not have any beneficial owners who held more than ten percent of our common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Present Terms of Existing Merger Agreement

On April 29, 2004, we entered into the Existing Merger Agreement pursuant to which all of the outstanding shares of capital stock of CHC would be exchanged for a total merger consideration of $297.0 million, comprised of approximately $267.3 million of our common shares and approximately $29.7 million in cash (the “Merger”). The Existing Merger Agreement was approved by our stockholders at our 2004 Annual Meeting of Stockholders. On April 8, 2005, we filed a Current Report on Form 8-K reporting that the Special Committee of our Board, on our behalf, is in discussions with CHC regarding the possible amendment of the Existing Merger Agreement and that, although the Existing Merger Agreement remains in effect, it is currently contemplated that the Merger will not be consummated on its present terms. We anticipate that if an amended merger agreement results from such discussions, the amended merger agreement would be submitted to our stockholders for approval.

Under the terms of the Existing Merger Agreement we would assume and repay a loan in the amount of approximately $11.0 million. Certain of our officers, directors and their respective affiliates who own interests in CHC would receive $267.3 million worth of our shares of common stock and none of the cash. The Existing Merger Agreement provides that upon consummation of the Merger, the surviving corporation would continue as our wholly-owned subsidiary and would succeed to all of the assets, liabilities and business of CHC, and CHC’s officers and other employees would become our employees. As a result, we would become self-advised. The Merger is subject to the fulfillment of certain conditions which have not occurred as of the date of this proxy statement. As a result, the Existing Merger Agreement may be terminated at any time by either party, although neither party has done so. There can be no assurance that we and CHC will agree to amend the Existing Merger Agreement, or if amended, that such amended merger agreement or any merger agreement will be consummated or the terms or the timing thereof.

Certain of our officers, directors and affiliates are stockholders of CHC and under the terms of the Existing Merger Agreement would receive, based on the per share assumption, shares of our common stock if the Merger is consummated. James M. Seneff, Jr., individually and through his ownership of CREG, owns 68.1 percent of CHC; Robert A. Bourne owns 15.3 percent of CHC; Thomas J. Hutchison III owns 3.2 percent of CHC; John A Griswold owns 0.9 percent of CHC; C. Brian Strickland owns 1.4 percent of CHC; and Barry A.N. Bloom owns 0.3 percent of CHC.

As a condition to the Existing Merger Agreement, we agreed to enter into a registration rights agreement with CHC’s stockholders who would receive our common shares if the Existing Merger Agreement were consummated (the “Registration Rights Agreement”). The Registration Rights Agreement requires us, on up to two occasions, on demand of holders of shares with an aggregate offering price equal to at least $10.0 million, to use our best efforts to prepare and file a registration statement within 90 days of the demand that covers the resale of those shares, and the shares of any other holders of registration rights electing to participate in the registration.

Pursuant to Section 8.13 of the Existing Merger Agreement, during the period from April 29, 2004 until the effective date of the Merger, unless otherwise amended, (i) CHC will continue to earn and be paid asset management fees in accordance with the advisory agreement between us and CHC, dated as of April 1, 2004 (the “Advisory Agreement”); (ii) CHC will continue to earn and be paid development fees earned by CHC and its affiliates in the ordinary course of business prior to the closing date of the Merger; (iii) CHC will continue to be reimbursed for expenses incurred in the ordinary course of business, including but not limited to accounting fees, in accordance with the terms of the Advisory Agreement; and (iv) CHC will not be entitled to receive any other fees from us under the Advisory Agreement (or any predecessor agreement thereto) or under our Articles or bylaws. If the Existing Merger Agreement is terminated, we will be obligated to pay to CHC, in addition to the fees described above, acquisition fees related to permanent financing, as well as acquisition fees related to the sale of common stock under the terms of our distribution reinvestment plan which would amount to a total of up to $85.1 million (as of June 27, 2005) in acquisition fees under the terms of the Advisory Agreement. Such fees could also come due if the Existing Merger Agreement was amended to provide for the payment of all or a portion of such fees. Our independent directors and CHC are presently discussing the payment of such fees. These fees have not been paid or accrued pursuant to the Existing Merger Agreement.

Affiliated Transactions and Fees Paid to Affiliates

Some of our directors and all of our officers, including Messrs. Seneff, Bourne, Hutchison, Griswold, Strickland, Bloom and Patten, hold similar positions with CHC. In addition, Mr. Bourne is an officer of CNL Securities Corp., an affiliate of CHC and the managing dealer of our five prior public offerings of common shares and a wholly-owned subsidiary of CFG. Mr. Seneff, jointly with his wife, has ownership and voting control of CNL Holdings, Inc., the parent of CFG and its subsidiaries which in turn, wholly owns CREG, the owner of 53.3 percent of the outstanding shares of common stock of CHC. In 2004 and 2003, CHC was by contract entitled to receive fees and compensation for services provided in connection with our fifth common stock public offering, and the acquisition, development, management and sale of our assets. In 2004 and 2003, CNL Securities Corp. (“CSC”) was by contract entitled to receive fees and compensation for services provided in connection with prior common stock offerings. Amounts incurred relating to these services and to our prior offerings, which were paid to CHC and CSC, were $109.6 million and $202.2 million for the years ended December 31, 2004 and 2003, respectively. Of these amounts, approximately $5.9 million and $10.1 million were paid in 2005 and 2004 and are included in “due to related parties” in the consolidated balance sheets as of December 31, 2004 and 2003, respectively, filed as part of our Form 10-K on March 16, 2005. The remainder was paid in the year incurred.

For the year ended December 31, 2004, CSC was entitled to receive selling commissions amounting to 7.5 percent of the total amount raised from the sale of our common shares for services in connection with our public offerings of those shares, the majority of which may be paid as commissions to other broker-dealers. For the year ended December 31, 2004, we paid approximately $47.5 million of such fees, the majority of which have been reallowed by CSC as commissions to unaffiliated broker-dealer firms.

In addition, for the year ended December 31, 2004, CSC was entitled to receive a marketing support fee of 0.5 percent and due diligence expense reimbursements equal to 0.125 percent of the total amount raised from the sale of shares in connection with our public offerings. For the year ended December 31, 2004, we paid approximately $3.1 million of such fees, the majority of which have been reallowed to other broker-dealers.

In connection with our first best efforts public offering of up to 16.5 million shares of our common shares, our third best efforts public offering of up to 45 million shares of our common shares, and our fourth best efforts public offering of up to 45 million shares of our common shares, CSC is entitled to receive a soliciting dealer servicing fee payable annually by us on December 31 of each year following the year in which the respective offering terminated in the amount of 0.20% of the stockholders’ invested capital from these offerings. CSC in turn may reallow all or a portion of such fee to soliciting dealers whose clients hold shares on such date. For the year ended December 31, 2004, approximately $1.2 million of such fees were paid.

For the year ended December 31, 2004, we paid approximately $30.2 million to CHC in acquisition fees pursuant to the terms of the Advisory Agreement, for services in identifying properties and structuring the terms of the acquisitions, leases of the properties and the mortgage loans, and the sale of shares. See “Certain Relationships and Related Transactions - Present Terms of Existing Merger Agreement” above for a discussion of the acquisition fees payable in the event of the termination of the Existing Merger Agreement.

CNL Hotel Development Company, a subsidiary of CHC, is entitled to receive fees in connection with the development, construction or renovation of certain properties, generally equal to four to five percent of anticipated project costs. During the year ended December 31, 2004, we paid approximately $2.2 million of such fees.

We incur operating expenses which, in general, are those expenses relating to our administration on an ongoing basis. Pursuant to the Advisory Agreement, CHC was required to reimburse us the amount by which the total operating expenses paid or incurred by us exceed in any four consecutive fiscal quarters, the greater of 2 percent of average invested assets or 25 percent of net earnings. For the year ended December 31, 2004, our operating expenses did not exceed these amounts.

CHC and its affiliates, including CNL Shared Services, Inc., a subsidiary of CNL Holding, Inc., the parent of CFG, provide various administrative services to us, including, but not limited to, services related to accounting; financial, tax, insurance administration and regulatory compliance reporting; stockholder distributions and reporting; due diligence and marketing; and investor relations, on a day-to-day basis. For the year ended December 31, 2004, we incurred a total of approximately $12.5 million for these services, approximately $8.2 million representing stock issuance costs and approximately $4.3 million representing general operating and administrative expenses, including costs related to the preparation and distribution of reports required by the SEC.

We maintain bank accounts in a bank in which Messrs. Seneff and Bourne serve as directors, and in which CFG, an affiliate of CHC, is a stockholder. The amount deposited with this bank was approximately $41.7 million at December 31, 2004.

We own a 9.9 percent interest in CNL Plaza, Ltd., a limited partnership that owns an office building located in Orlando, Florida, in which CHC and its affiliates lease office space. The remaining interest in the limited partnership is owned by CFG, Commercial Net Lease Realty, Inc., CNL Retirement Properties, Inc. and CNL APF Partners, LP, who are affiliates of CFG. We have severally guaranteed a 16.67 percent share, or approximately $2.6 million, of a $15.5 million unsecured promissory note of the limited partnership. During the year ended December 31, 2004, CNL paid rental expenses in connection with the lease of $1.3 million. In addition, in 2004, CNL Plaza, Ltd. conveyed a small portion of the premises underlying the parking structure adjacent to its office building, valued by the parties at approximately $600,000, to CNL Plaza II, Ltd., a limited partnership in which Messrs. Seneff and Bourne own a 60% interest and 40% interest, repectively, as part of the development of the premises surrounding the building. The purpose of the conveyance was to adjust the percentage fee simple ownership under the parking structure so as to allow joint parking privileges for a new tower being developed and owned by CNL Plaza II, Ltd. In connection with this transaction, CNL Plaza, Ltd. will receive an ownership interest in a to be constructed cross-bridge and an anticipated benefit from a reduction in the allocation of its operating expenses for the garage. In addition, CNL Plaza, Ltd. may be entitled to additional consideration pursuant to a purchase price adjustment.

During the year ended December 31, 2004, we made two additional contributions for a total of $2.1 million to CTM Partners, LLC (“CTM”), to fund the operating needs of its subsidiary, EMTG, LLC (“EMTG”), a company that published the Mobil Travel Guide, a set of guide books featuring information concerning domestic hotels, resorts, restaurants, sites and attractions. Two of the three other partners elected not to make their respective proportionate share of contributions and, as a result, our ownership in CTM increased from 31.25 percent as of December 31, 2003 to 36.05 percent as of December 31, 2004. Since its formation, EMTG generated operating losses. In January 2005, the member partners agreed to dissolve CTM and EMTG and, as of such date, we have no other rights or obligations related to these entities. During the year ended December 31, 2004, EMTG had engaged Dustin/Massagli LLC, a company in which Lawrence A. Dustin, one of our former directors, was a principal stockholder, to manage its business. Mr. Hutchison, our Chief Executive Officer, also served as a director, Chairman and Chief Executive Officer of EMTG until its dissolution. As of December 31, 2004, we recorded an impairment charge of $1.3 million to write off the remaining value of this investment.

WB Resort Partners, LP (“WB Resort Partners”), one of our unconsolidated entities, owns the Waikiki Beach Marriott Resort property. One of the limited partners of WB Resort Partners is Waikiki Beach Resort, Ltd. (“WBR Ltd.”). WBR Ltd. is a limited partnership in which a corporation controlled by our Chairman of the Board and director, James M. Seneff, Jr., and our Vice Chairman of the Board and director, Robert A. Bourne, is the general partner. Such corporation is also the holder of all of the limited partnership interests in WBR Ltd. We own a 48.9% limited partnership interest and a general partnership interest in WB Resort Partners, WBR Ltd. owns a 36% limited partnership interest in WB Resort Partners and Marriott International, Inc. (“Marriott”) owns the remaining limited partnership interests. WBR Ltd. received a loan (the ”Limited Partner Loan”) from Marriott, to make its capital contributions to WB Resort Partners to fund the planned renovations of the property. WBR Ltd. had not paid interest due to Marriott under the terms of the Limited Partner Loan during 2004 and, as a result, pursuant to the terms of the WB Resort Partners partnership agreement, Marriott had the right to convert the Limited Partner Loan to preferred partnership interests. In December 2004, WBR Ltd. paid the interest due under the loan and Marriott executed a standstill letter whereby Marriott agreed not to convert the Limited Partner Loan to preferred partnership interests until August 2006 so long as interest on the Limited Partner Loan is paid when due in the future. If WBR Ltd. does not pay interest when due, and if Marriott chooses to convert the Limited Partner Loan, Marriott will be entitled to receive a return that is higher in priority than returns that we are entitled to receive on our existing capital contributions. If this occurs, we may not be able to recover our entire investment in WB Resort Partners upon a future sale. As of the date of this proxy statement, interest on the Limited Partner Loan is current. In 2004, we and the other limited partners made pro-rata capital contributions to WB Resort Partners. Our capital contribution in 2004 was in the amount of approximately $103,000. As a result of the anticipated maturity of its senior loan in August 2006, WB Resort Partners is considering strategic options for the Waikiki Beach Marriott Resort property, which may include the refinancing of the property, further development of the property, or the possible sale of the property.

Agreements with Certain of our Officers and Directors

       Pursuant to the Existing Merger Agreement, we have entered into employment agreements with Messrs. Hutchison, Griswold, Strickland, and Bloom, which would be effective as of the effective date of the Merger. These employment agreements are conditioned upon completion of the Merger. Since the Merger has not been consummated as of the date of this filing, these employment agreements are not yet effective.
We have also entered into indemnification agreements with our directors and officers.

We plan to issue long-term incentive stock awards in the form of deferred shares pursuant to the terms of a program to be administered by our Compensation Committee. Under the terms of the Existing Merger Agreement, the program will begin as of the effective date of the Merger and continue until December 31, 2007.

Covenants Not to Compete

Pursuant to the Existing Merger Agreement, during the period commencing on the closing date of the Merger under such agreement and terminating on the fifteenth anniversary of the closing date of such Merger, each of CNL Financial Group, Inc., CNL Real Estate Group, Inc., James M. Seneff, Jr., and Robert A. Bourne (collectively, the “CNL Group”) have agreed not to, and to cause each of their respective affiliates not to, directly or indirectly engage in any activities within the United States of America, Canada and Europe that are in competition with us or the surviving corporation, including, but not limited to, (i) sponsoring or organizing, or assisting any other person in sponsoring or organizing, an investment vehicle in the lodging industry; or (ii) providing asset management or other advisory services to, or assisting another person in providing asset management or advisory services to, any investment vehicle in the lodging industry; provided, however, that, the following will not violate this restrictive covenant:

•
Activities taken by any member of the CNL Group, the CNL Group or any of their respective affiliates with respect to the investment in recreational facilities or recreational properties, including golf courses, ski resorts, campgrounds, recreational vehicle parks and marinas, in which lodging is only incidental to the primary purpose of the facility or property,

•
Activities taken by any member of the CNL Group, the CNL Group or any of their respective affiliates with respect to facilities, such as condominiums and time share properties, in which 50 percent or more of the ownership interests of such facility exist on a fractional basis,

•	The investment by Mr. Seneff, Mr. Bourne or any of their respective affiliates in certain specified properties.

     In addition, under the employment agreements with Messrs. Hutchison, Griswold, Strickland and Bloom, which are effective as of the effective date of the Merger, each such individual has agreed that he will not, during the term of his respective employment agreement and for a period of one year thereafter (two years in the case of Messrs. Hutchison and Griswold terminating employment after a change of control) and except for certain limited exceptions, engage in, or participate in any capacity in any business that engages in, any business that is competitive with our business with assets in excess of $500 million. Each such employment agreement provides for a variety of remedies, including injunctive relief, if this provision is breached. These provisions, coupled with the non-compete provisions contained in the Existing Merger Agreement, and assuming the employment agreements would be renewed at the expiration of their respective terms on similar terms, have the effect of constraining the ability of Messrs. Hutchison, Griswold, Strickland and Bloom to compete with us for one year after such individuals leave our employ. However, there is no assurance that these and other provisions of the employment agreements will not be changed in connection with any changes to the Existing Merger Agreement.

Advisory Agreement

On March 31, 2005, we entered into a renewal agreement (the “Renewal Agreement”) with CHC with respect to the Advisory Agreement, pursuant to which the Advisory Agreement was renewed for an additional one-year term commencing on April 1, 2005, and ending on March 31, 2006.

The Renewal Agreement provides that with respect to the Acquisition Fees (as defined in the Advisory Agreement) payable to CHC, we will determine the comparable current market percentage Rate of Total Proceeds (as defined in the Advisory Agreement) to be used in determining the Acquisition Fees, and will propose any new rate to CHC on or before May 1, 2005, which we did. CHC responded to our proposal on May 26, 2005. As of the date of the proxy statement, the rate proposed by us will not be deemed to be the new rate as CHC’s proposed rate differed from our proposal. In the event that the parties cannot agree, after good faith negotiations, upon a new rate on or before July 1, 2005, the Parties will submit the determination of the rate to binding arbitration, so long as the arbitration of this matter will not be inconsistent with applicable law or our Articles. On June 30, 2005, we and CHC entered into an agreement to the Renewal Agreement to extend the July 1, 2005 date to August 1, 2005.

The Renewal Agreement also provides that for purposes of the Existing Merger Agreement, the Renewal Agreement is subject to the provisions of Section 8.13 of the Existing Merger Agreement as if the Renewal Agreement was specifically referenced therein with regard to advisory fees and reimbursement of expenses.

Under our current Advisory Agreement with CHC, CHC is entitled to receive a monthly asset management fee of one-twelfth of 0.60 percent of our real estate asset value and the outstanding principal balance of any mortgage loans as of the end of the preceding month. The asset management fee, which is not allowed to exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, at the sole discretion of CHC. All or any portion of the asset management fee not taken as to any fiscal year will be deferred without interest and may be taken in such other fiscal year as determined. For the year ended December 31, 2004, we paid approximately $36.6 million of such fees.

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Our Audit Committee has recommended and approved, and the Board has selected, PWC to act as independent registered certified public accountants for 2005. PWC has served as our independent auditors since our inception in June 1996.

A representative of PWC will be present at the Annual Meeting and will be provided with the opportunity to make a statement if desired. Such representative will also be available to respond to appropriate questions.

Independent Registered Certified Public Accounting Firm Fees

 The following table sets forth the aggregate fees billed by our principal accountant, PWC, for the years ended December 31, 2004 and 2003 for audit and non-audit services (as well as all "out-of-pocket" costs incurred in connection with these services) and are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each such category is described following the table.
	Fiscal Year
	2004	2003
Audit Fees(a)	$1,971,180	$508,776
Audit-Related Fees(b)	849,971	192,500
Tax Fees(c)	557,516	147,189
All Other Fees(d)	—	—
Total	$3,378,667	$848,465
_________________________

(a)
Audit Fees — Consist of professional services rendered in connection with the annual audit of our consolidated financial statements on Form 10-K, quarterly reviews of our interim financial statements on Form 10-Q and attestation services performed in connection with our certification pursuant to Section 404 of the Sarbanes-Oxley Act. Audit fees also include fees for services performed by PWC that are closely related to the audit and in many cases could only be provided by our independent auditors. Such services include the issuance of comfort letters and consents related to our registration statements and capital raising activities, assistance with and review of other documents filed with the SEC and accounting advice on completed transactions.

(b)	Audit Related Fees — Consist of services related to audits of properties acquired, due diligence services related to contemplated property acquisitions and accounting consultations.

(c)
Tax Fees — Consist of services related to corporate tax compliance, including review of corporate tax returns, review of the tax treatments for certain expenses and tax due diligence relating to acquisitions.

(d)	All Other Fees — There were no other professional services rendered by PWC during the years ended December 31, 2004 and 2003.

Pre-Approval Policies and Procedures

It is our policy and the policy of our Audit Committee that audit related services and non-audit related services, which are provided by our independent accountants falling into the categories below, do not require advance written approval by our Audit Committee unless they exceed $25,000 for individual engagements. Once individually insignificant assignments, which otherwise do not require written approval, exceed $150,000 during any fiscal year we must obtain prior written approval from our Audit Committee for subsequent assignments. Any services that fall outside the categories listed below, regardless of the cost, must be approved in writing by our Audit Committee prior to work commencing on the engagement. Our Audit Committee, our independent accountants, and we understand that in order to maintain our independence from PWC, certain types of advisory and consulting services may not be provided to us by PWC. We generally limit the non-audit related services we receive from our independent accountants to the following:

1. Advisory services in connection with ongoing accounting and reporting issues including the implementation of new GAAP and SEC requirements;

2. Advisory services regarding accounting treatment in connection with property acquisitions;

      3. Advisory services in connection with corporate transactions (such as investments and merger transactions) which are limited to the review and evaluation of accounting systems and practices of target companies;

      4. Advisory and review services in connection with the filing of our registration statements with the SEC including, among other things, Forms S-3, Forms S-11, amendments, pro forma financial statements, consents, other agreed upon procedures;

5. Tax return preparation services;

6. Advisory services in connection with ongoing corporate and state income tax issues; and

7. Advisory services regarding prospective tax issues in connection with property acquisitions and other corporate transactions.

During the fiscal years ended December 31, 2004 and December 31, 2003, all audit, audit-related and tax services performed by our independent accountants which required pre-approval, as defined in our Audit Committee’s policies and procedures, were pre-approved. Services other than audit, review, or attest services, which did not require pre-approval pursuant to those policies were brought to the attention of the Audit Committee and approved prior to the completion of our annual audit by the Chairman of our Audit Committee in accordance with SEC rules and regulations.

OTHER MATTERS

Our Board does not know of any matters to be presented at the Annual Meeting other than those stated above. If any other business should come before the Annual Meeting, the person(s) named in the enclosed proxy will vote thereon as he or they determine to be in our best interests.

PROPOSALS FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

Under federal law, any stockholder proposal not relating to the election of directors requested to be considered for inclusion in our proxy statement and form of proxy for the annual meeting of stockholders to be held in 2006 and in respect of which we are being asked to take action must be received at our office at CNL Center at City Commons, 450 South Orange Avenue, Orlando, Florida 32801, Attn: Corporate Secretary, no later than March 3, 2006.

Notwithstanding the aforementioned deadline, under our bylaws, a stockholder must follow certain other procedures to nominate persons for election as directors or to properly present other business at an annual meeting of stockholders. These procedures provide that stockholders desiring to nominate directors and/or to properly present a subject of business for consideration at a meeting must do so by written notice timely received by our Corporate Secretary. With respect to proposals for the 2006 Annual Meeting, our Corporate Secretary must receive notice of such proposal no earlier than May 28, 2006, and no later than June 27, 2006.

Available Information

We are currently subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the SEC: Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov.

We encourage all stockholders to promptly authorize their proxies via internet, telephone, or by signing and returning your enclosed proxy card to avoid costly solicitation. By exercising your right to authorize your proxies via internet or telephone, you greatly increase the efficiency of the vote tabulation process.

By Order of the Board of Directors,

/s/ C. Brian Strickland
C. Brian Strickland
Corporate Secretary

July 1, 2005
Orlando, Florida

CNL Hotels & Resorts, Inc.

VOTE BY INTERNET, TELEPHONE OR MAIL

24 Hours a Day - 7 Days a Week

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TELEPHONE VOTING

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call ***TOLL FREE 1-800-279-6913***, 24 hours a day, 7 days a week. You will be asked to enter **ONLY** the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed. Available 24 hours a day, 7 days a week until 11:00 p.m. Eastern time on Thursday, August 25, 2005.

INTERNET VOTING

Visit the Internet voting website at **http://proxy.georgeson.com.** Enter the COMPANY NUMBER **and** CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:00 p.m. Eastern time on Thursday, August 25, 2005.

VOTING BY MAIL

Simply mark, sign and date your proxy card and return it in the postage-paid envelope.

COMPANY NUMBER	CONTROL NUMBER

If you are voting by telephone or the Internet, please do not mail proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

X **Please mark votes as in this example.**

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING ITEM:

Nominees:

(01) James M. Seneff, Jr.; (02) Robert A. Bourne;
(03) Thomas J. Hutchison III; (04) John A. Griswold;
(05) James Douglas Holladay; (06) Jack F. Kemp;
(07) Craig M. McAllaster; (08) Dianna F. Morgan;
(09) Robert E. Parsons, Jr.

FOR ALL ☐ WITHHOLD ALL ☐

*EXCEPTIONS ☐

(Instructions: To withhold authority to vote for any individual nominee(s), mark the "*Exceptions" box and write that nominee's name on the following blank line.)

***Exceptions** ____

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

To change your address, please mark this box and indicate changes on back of card. ☐

I plan to attend the Annual Meeting. ☐

DATE: __________________________, 2005

____

____

SIGNATURE(S)

IMPORTANT: Please sign above exactly as name appears hereon. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.

ELECTRONIC DELIVERY OF PROXY MATERIALS

Sign up to receive next year's Annual Report and proxy materials via the Internet rather than by mail. When the materials are available next year, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://proxy.georgeson.com

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CNL.
Hotels & Resorts, Inc.

CNL HOTELS & RESORTS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P
R
O
X
Y

This Proxy will be voted as directed. If no direction is given, it will be voted "FOR" the matters stated.

The signatory on the reverse side of this card, the "Stockholder," hereby appoints James M. Seneff, Jr. and Robert A. Bourne, and each of them, as proxies, with full power of substitution in each, to vote all shares of common stock of CNL Hotels & Resorts, Inc., the "Company," which the Stockholder is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held at 9:30 A.M., Eastern Standard Time on August 26, 2005, at CNL Center at City Commons, 450 South Orange Avenue, Orlando, FL 32801, and any adjournment thereof, on all matters set forth in the Notice of Annual Meeting and Proxy Statement, dated July 1, 2005, a copy of which has been received by the Stockholder.

Change of Address

____

____

____

For your convenience, vote your proxy by telephone or the Internet.
And most importantly…

Please Vote!

☑	Read the Enclosed Materials…
Enclosed is the following information for the CNL Hotel & Resorts, Inc. Annual Meeting of Stockholders:
■ Proxy Statement that describes the proposal for which votes are being solicited
■ Proxy Card

☑	Vote by Telephone…
For your convenience, you may vote by telephone. Please refer to the proxy card for instructions and your control number.
…Or Vote over the Internet
Open the web page: https://proxy.georgeson.com and follow the online instructions to cast your vote. Your control number is located on the proxy card.
…Or Complete the Proxy Card and Return by Mail
On the proxy card, cast your vote on the proposal, sign and return it in the postage-paid envelope provided. Please note, all parties must sign.

☑	For Assistance…
If you have any questions or need assistance in completing your proxy card, please call our information agent, Georgeson Shareholder, at (800) 279-6913.

☑	Please Vote…
We encourage you to cast your vote promptly, so we can avoid additional costs soliciting your vote. If you voted by telephone or the Internet, please DO NOT mail back the proxy card.

Thank You!
We appreciate your participation and support. Again, please be sure to vote.
Your vote is important!

Investor Administration
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801-3336
tel (407) 650-1151 (866) 650-0650
www.cnlhotels